UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Definitive Information Statement

OPKO HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

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GENERAL
OUR PRINCIPAL STOCKHOLDERS
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
AUTHORIZATION OR ISSUANCE OF SECURITIES OTHERWISE THAN FOR EXCHANGE
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

OPKO HEALTH, INC.
4400 Biscayne Blvd
Suite 1180
Miami, Florida 33137

Dear Stockholder:

We are writing to advise you that effective as of February 13, 2009, the Audit Committee of the Board of Directors and stockholders holding a majority of the voting power of the outstanding capital stock of OPKO Health, Inc., a Delaware corporation (the “Company”), approved the issuance to one or more members of The Frost Group, LLC, a private investment group controlled by Phillip Frost, M.D., our Chairman and CEO (the “Frost Group”), of twenty million shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, in exchange for $20 million in cash to the Company (the “Investment”). The Shares will be issued at a price of $1.00 per share, which represents a discount of approximately twenty percent (20%) to the average trading price of our common stock on the NYSE Alternext U.S. Exchange for the five trading days immediately preceding the effective date of Audit Committee and stockholder approval. The Company has not granted and will not grant any registration rights in respect of the Shares, which will be “restricted securities” as defined by Rule 144 promulgated under the Securities Act of 1933, as amended. Additionally, the Shares will be subject to a two-year lockup, during which time the Shares may not be sold, subject to certain exceptions.

The principal member of the Frost Group is Frost Gamma Investments Trust (“FGIT”), of which Phillip Frost, M.D., is the sole trustee. Additionally, the Frost Group includes in its membership Dr. Jane Hsiao, our Vice Chairman and Chief Technical Officer, Dr. Rao Uppaluri, our Chief Financial Officer, and Mr. Steven D. Rubin, our Executive Vice President-Administration and director. FGIT has agreed to purchase all of the Shares to be issued in the Investment. Immediately following issuance of the Shares, FGIT will beneficially own an aggregate of approximately 52.2% of our issued and outstanding common stock. The Frost Group, FGIT, Drs. Hsiao and Uppaluri and Mr. Rubin voted those shares of our common stock presently owned by them in favor of the Investment.

Stockholder approval of the Investment was in the form of a written consent of stockholders in lieu of a special meeting in accordance with the relevant sections of the Delaware General Corporation Law (the “DGCL”), and included those of our stockholders holding a majority of the voting power of our issued and outstanding shares of common stock and preferred stock, voting together as a group. Stockholder approval was sought in order to comply with applicable rules of the NYSE Alternext U.S. Exchange, on which our common stock is listed.

The Shares will be issued on or about • , 2009, which is approximately twenty (20) days after the mailing of this Information Statement; provided however, that the issuance of the Shares is subject to expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules of the Federal Trade Commission relating to the HSR Act.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

No action is required by you. The accompanying Information Statement is furnished only to inform our stockholders of the Investment and the approval of the issuance of the Shares before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended. This Information Statement is first mailed to you on or about • , 2009. Additionally, in accordance with Section 228 of the DGCL, this Information Statement constitutes the notice of a corporate action taken without a meeting by consent of a majority of the Company’s stockholders. You are urged to read this Information Statement carefully in its entirety.

By Order of the Board of Directors of
OPKO Health, Inc.

By:
Phillip Frost, M.D.
CEO and Chairman of the Board

Important Notice Regarding the Availability of Information Statement Materials Relating to a
Written Consent of a Majority of the Stockholders of the Company

The Information Statement is available at www.opko.com

On February 13, 2009, holders of a majority of the voting power of the outstanding capital stock of the Company approved, by written consent, the issuance to one or more members of the Frost Group, LLC of twenty million shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, in exchange for $20 million in cash to the Company.

Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, the corporate action authorized by the majority of stockholders can be taken no sooner than 20 days after the accompanying Information Statement is first mailed to the Company’s stockholders. Accordingly, following expiration of such 20-day period on or about • , 2009, and subject to expiration or termination of any waiting period under the HSR Act and the rules of the Federal Trade Commission relating to the HSR Act, we will issue the Shares.

Your vote is not required to approve any of these actions, and the Information Statement is not a request for your vote or a proxy statement. The Information Statement is being provided only to inform you of the actions that have been taken, in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.

OPKO HEALTH, INC.
4400 Biscayne Blvd
Suite 1180
Miami, Florida 33137

INFORMATION STATEMENT REGARDING
ACTION TAKEN BY WRITTEN CONSENT OF
MAJORITY STOCKHOLDERS
IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the stockholders of OPKO Health, Inc., a Delaware corporation (the “Company” or “OPKO”), in connection with the issuance to one or more members of The Frost Group, LLC, a private investment group controlled by Phillip Frost, M.D., our Chairman and CEO (the “Frost Group”), of twenty million shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, in exchange for $20 million in cash to the Company (the “Investment”). The Shares will be issued at a price of $1.00 per share, which represents a discount of approximately twenty percent (20%) to the average trading price of our common stock on the NYSE Alternext U.S. Exchange for the five trading days immediately preceding the effective date of Audit Committee and stockholder approval. The Investment was approved effective as of February 13, 2009 by our Audit Committee of the Board of Directors and pursuant to a written consent of the holders of a majority of the voting power of our issued and outstanding common stock and preferred stock on such date, voting together as a group, in lieu of a special meeting of stockholders. Stockholder approval was sought in order to comply with applicable rules of the NYSE Alternext U.S. Exchange, on which our common stock is listed.

The Company has not granted and will not grant any registration rights in respect of the Shares, which will be “restricted securities” as defined by Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Additionally, the Shares will be subject to a two-year lockup, during which time the Shares may not be sold, subject to certain exceptions.

The principal member of the Frost Group is Frost Gamma Investments Trust (“FGIT”), of which Dr. Phillip Frost, M.D., is the sole trustee. Additionally, the Frost Group includes in its membership Dr. Jane Hsiao, our Vice Chairman and Chief Technical Officer, Dr. Rao Uppaluri, our Chief Financial Officer, and Mr. Steven D. Rubin, our Executive Vice President-Administration and director. FGIT has agreed to purchase all of the Shares to be issued in the Investment. Immediately following issuance of the Shares, FGIT will beneficially own an aggregate of approximately 52.2% of our issued and outstanding common stock. The Frost Group, FGIT, Drs. Hsiao and Uppaluri and Mr. Rubin voted the shares of our common stock presently owned by them in favor of the Investment.

The elimination of the need for a meeting of stockholders to approve the actions described in this Information Statement is made possible by Section 228 of the Delaware General Corporation Law (the “DGCL”), which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, the stockholders signing the written consent elected to utilize the written consent of the holders of in excess of a majority in interest of our voting securities entitled to vote upon the actions described in this Information Statement.

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of those actions described above without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as this notice. This Information Statement will be mailed on or about • , 2009 to stockholders of record on February 9, 2009, and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

No Dissenters’ Rights

No dissenters’ rights are afforded to our stockholders under Delaware law as a result of the actions described in this Information Statement.

Board of Directors Voting

We currently have nine directors comprising the entirety of our Board. The Frost Group, LLC (the “Frost Group”), an entity controlled by our Chairman and CEO and several members of our senior management, has agreed to vote for two of the directors, Messrs. Paganelli and Baron, under the Board of Director composition provisions of a voting agreement between the Frost Group and the Company. In addition, three of our current directors, Drs. Frost and Hsiao and Mr. Rubin, were elected to the Board pursuant to the merger agreement entered into on March 27, 2007 among the Company, Froptix Corporation and Acuity Pharmaceuticals, Inc.

OUR PRINCIPAL STOCKHOLDERS

Our voting securities are composed of our common stock, par value $0.01 per share, and our Series A Preferred Stock, par value $0.01 per share, of which 199,582,002 and 845,987 shares, respectively, were outstanding as of February 10, 2009. The holders of our common stock and Series A Preferred Stock are each entitled to one vote for each outstanding share on all matters submitted to our stockholders. The Frost Group, Frost Gamma Investments Trust, Drs. Hsiao and Uppaluri and Mr. Rubin voted those shares of our common stock presently owned by them in favor of the Investment.

Security Ownership of Certain Beneficial Owners

The following table contains information regarding the beneficial ownership of our common stock as of February 10, 2009, held by:

•	each stockholder known by us to beneficially own more than 5% of our common stock;

•	our directors;

•	our Named Executive Officers in 2008 (as defined in the paragraph preceding the Summary Compensation Table) and our current executive officers; and

•	all current directors and executive officers as a group.

For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to stock options that may be exercised or settled on or within 60 days of February 10, 2009 are included as outstanding and beneficially owned by that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Unless otherwise noted, the address of each person listed below is 4400 Biscayne Blvd., Suite 1180, Miami, FL 33137.

				After Giving Effect to the
	Before Giving Effect to the Issuance of Shares**			Issuance of Shares***
	Number of		Percentage of	Number of		Percentage of
	Outstanding		Outstanding	Outstanding		Outstanding
	Shares		Shares of	Shares		Shares of
Name and Title of	Beneficially		Common	Beneficially		Common
Beneficial Owner	Owned(1)		Stock	Owned		Stock

Frost Gamma Investments Trust	102,514,639	(2)	47.8%	122,514,639	(2)	52.2%
The Frost Group, LLC	20,286,704	(3)	9.9%	20,286,704	(3)	9.0%
Johnson & Johnson Development Corporation One Johnson & Johnson Plaza New Brunswick, NJ 08933	15,487,145	(4)	7.6%	15,487,145	(4)	7.0%
Phillip Frost, M.D., CEO & Chairman of the Board	102,764,639	(5)	47.8%	122,764,639	(5)	52.3%
Jane H. Hsiao, Ph.D., MBA, Vice Chairman of the Board & Chief Technical Officer	24,134,111	(6)	11.9%	24,134,111	(6)	10.8%
Steven D. Rubin, Executive Vice President-Administration and Director	5,350,608	(7)	2.7%	5,350,608	(7)	2.4%
Rao Uppaluri, Ph.D., Chief Financial Officer	5,033,939	(8)	2.5%	5,033,939	(8)	2.3%
Naveed K. Shams, M.D., Ph.D. Senior Vice President — Research and Development and Chief Medical Officer	43,700	(9)	*	43,700	(9)	*
Robert Baron, Director	343,000	(10)	*	343,000	(10)	*
John A. Paganelli, Director	291,861	(10)	*	291,861	(10)	*
Richard A. Lerner, M.D., Director	40,000	(11)	*	40,000	(11)	*
Pascal J. Goldschmidt, Director	40,000	(11)	*	40,000	(11)	*
Richard C. Pfenniger, Jr., Director	90,000	(11)	*	90,000	(11)	*
Thomas E. Beier, Director	140,000	(11)	*	140,000	(11)	*
All Executive Officers and Directors as a group (11 persons)	138,271,858		62.7%	158,271,858		65.8%

*	Less than 1%

**	Percentages based upon 199,582,002 shares of our common stock issued and outstanding at February 10, 2009.

***	Percentages based upon 219,582,002 shares of our common stock issued and outstanding after giving effect to the issuance of 20,000,000 shares of common stock to members of the Frost Group.

(1)	All shares beneficially owned represent shares of common stock unless otherwise indicated.

(2)	Includes warrants to purchase 10,201,093 shares of common stock. Also includes 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock held by The Frost Group, LLC, of which Frost Gamma Investments Trust is a principal member. Frost Gamma Investments Trust disclaims beneficial ownership of the common stock and warrants held by The Frost Group, LLC, except to the extent of its pecuniary interest therein.

(3)	Includes warrants to purchase 4,796,158 shares of common stock.

(4)	Includes warrants to purchase 2,949,142 shares of common stock and options to purchase 243,903 shares of common stock.

(5)	Includes shares of common stock and warrants to purchase 10,201,093 shares of common stock held by Frost Gamma Investments Trust. It also includes options to purchase 250,000 shares of common stock by Dr. Frost. Dr. Frost is the trustee and Frost Gamma, Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma,

Limited Partnership. The general partner of Frost Gamma, Limited Partnership is Frost Gamma Inc. and the sole stockholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole stockholder of Frost-Nevada Corporation. The number of shares included above also includes 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock owned directly by The Frost Group, LLC. Frost Gamma Investments Trust is a principal member of The Frost Group, LLC. Dr. Frost and the Frost Gamma Investments Trust disclaim beneficial ownership of these shares of common stock and warrants to purchase common stock, except to the extent of any pecuniary interest therein.

(6)	Includes warrants to purchase 2,936,580 shares of common stock and options to purchase 162,500 shares of common stock. It also includes 1,000,000 shares of common stock held by each of The Chiin Hsiung Hsiao Family Trust A and The Chiin Hsiung Hsiao Family Trust B, for which Dr. Hsiao serves as the sole trustee of both. It also includes 2,354,800 shares of common stock held by Hsu Gamma Investment, L.P., for which Dr. Hsiao is the general partner. Dr. Hsiao is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Dr. Hsiao disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein.

(7)	Includes warrants to purchase 1,036,440 shares of common stock and options to purchase 125,000 shares of common stock. Mr. Rubin is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Mr. Rubin disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein.

(8)	Includes warrants to purchase 950,070 shares of common stock and options to purchase 100,000 shares of common stock. It also includes 161,000 shares held directly by Dr. Uppaluri’s wife. Dr. Uppaluri is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Dr. Uppaluri disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein. Dr. Uppaluri also disclaims ownership of 161,000 shares held by his wife.

(9)	Includes options to purchase 37,500 shares of common stock.

(10)	Includes options to purchase 95,000 shares of common stock.

(11)	Includes options to acquire 40,000 shares of common stock.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Dr. Lerner, Mr. Beier, and Dr. Goldschmidt. None of these individuals was at any time during fiscal 2008 or at any time prior thereto, an officer or employee of ours.

Compensation Committee Report

The compensation committee of our Board has submitted the following report for inclusion in this Information Statement on Schedule 14C.

The compensation committee reviewed and discussed the Compensation Discussion and Analysis (appearing below) required by Item of 402(b) of Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Information Statement on Schedule 14C.

Compensation Committee

Richard A. Lerner, M.D., Chairman
Thomas E. Beier
Pascal J. Goldschmidt, M.D.

The compensation committee report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation philosophy is to attract and retain talented and dedicated executives who will work to achieve our desired business direction, strategy, and performance. The primary goals of our compensation program for our Named Executive Officers (as defined in the paragraph preceding the Summary Compensation Table) are (i) to attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) to be competitive in the marketplace; (iii) to tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) to be cost-effective. To achieve these goals, we have formed a compensation committee that recommends executive compensation packages to our Board of Directors. These packages are generally based on a mix of salary, discretionary bonus, and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals.

Benchmarking of Cash and Equity Compensation

Our compensation committee reviews executive compensation levels on an annual basis to ensure they remain competitive in our industry. Data for this review is prepared and provided to the compensation committee by our Vice President, Human Resources, with input from our Chief Executive Officer, as well as other members of senior management. This data details relevant market rates for executive base salaries, annual cash incentive, long-term incentive, and total compensation for companies of similar size in our industry. The sources for this data for the previous fiscal year included the Executive Compensation Survey, a survey of 67 biotech companies ranging in size from less than $20 million in revenues with less than 150 employees to over $500 million in revenue with over 1,000 employees. The data we used for our analysis focused on 24 companies with less than $20 million in revenues and less than 150 employees. We believe that criteria used by the Executive Compensation Survey were effective in yielding a comprehensive survey group of companies, or peer groups, comparable to the Company for the previous fiscal year. Utilizing the compiled information, the compensation committee in 2008 reviewed the various components of executive compensation to determine the base salary, annual cash incentive, long term incentive, and equity compensation. The Compensation Committee has not determined whether to increase, decrease or maintain current compensation levels for the Company’s Named Executive Officers for 2009.

We may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies, although we have not previously done so.

Elements of Compensation

We evaluate individual executive performance with a goal of setting compensation at levels the Board of Directors and the compensation committee believe are comparable with executives in other companies of similar size and stage of development. At the same time, our Board of Directors and compensation committee takes into account our relative performance and our own strategic goals. The primary elements of our compensation plans are base salary, discretionary annual bonus, and equity compensation, each of which is described in greater detail below.

Base Salary.  We establish and maintain competitive annual base salaries for our Named Executive Officers by utilizing available resources, which include surveys as discussed above. While base salaries are not primarily performance-based, we believe it is important to provide adequate, fixed compensation to executives working in a highly volatile and competitive industry such as ours. We provide fixed salary compensation to our Named Executive Officers based on their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the pharmaceutical industry. Although it is the general intent of the compensation committee to position base salaries at approximately the competitive median of the Company’s peer groups based on data reviewed, the base salaries for the Company’s Named Executive Officers in 2007 were below the median of our peer group. Because we are a development stage company and have generated little revenue, we have tried to place an emphasis on incentive forms of compensation, such as stock option grants. For 2008, none of the Named Executive Officers were granted increases in their base salaries. The compensation committee has not determined whether to increase, decrease or maintain current base salary levels for the Company’s Named Executive Officers for 2009.

Discretionary Annual Bonus.  In addition to base salaries, our compensation committee has the authority to award discretionary annual bonuses to our Named Executive Officers based on corporate and individual performance. Incentives, as a percent of salary, increase with executive rank so that, as rank increases, a greater portion of total annual cash compensation is based on annual corporate and individual performance. Furthermore, as an executive’s rank increases, a greater percentage of that executive’s cash bonus is based on corporate performance, rather than individual performance. Because we are a development stage company and generated little revenue during fiscal 2007, the compensation committee determined not to award annual cash incentive bonuses for fiscal 2007 and to focus on other forms of incentive compensation, such as stock option grants. The Compensation Committee has not yet evaluated awarding incentive bonuses to the Named Executive Officers for fiscal 2008.

Equity Compensation.  We believe that equity compensation should be a primary component of our executive compensation program. Stock options are a critical element of our long-term incentive strategy. The primary purpose of stock options is to provide Named Executive Officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our stockholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions by our Named Executive Officers and other employees. The compensation committee believes that the value of stock options will reflect our financial performance over the long-term. Under our employee stock option program, options are granted at fair market value at the date of grant, and options granted under the program become exercisable only after a vesting period. Consequently, employees benefit from stock options only if the market value of our common stock increases over time. With respect to these stock options, we recognize compensation expense based on the Statement of Financial Accounting Standard 123R, “Share-Based Payments” (“SFAS 123R”). The compensation committee typically grants stock options to our Named Executive Officers under our 2007 Equity Incentive Plan. For all executives, other than the Chief Executive Officer, the compensation committee considers the recommendations of our Chief Executive Officer based on his subjective assessment of their performance. We have not granted any restricted stock or restricted stock awards pursuant to our equity benefit plans. However, our compensation committee, in its discretion, may in the future elect to make such grants to our Named Executive Officers if it deems it advisable.

Employment Agreements.  We have not entered into an employment agreement with any of our current executive officers.

Severance and Change-in-Control Benefits.  None of our current executive officers are entitled to individual severance or change of control benefits; provided that the OPKO Health, Inc. 2007 Equity Incentive Plan provides for certain accelerated vesting upon change in control events.

401(k) Profit Sharing Plan.  We have adopted a tax-qualified 401(k) Profit Sharing Plan (the “401(k) Plan”) covering all qualified employees. The effective date of the 401(k) Plan is January 2008. Participants may elect a salary reduction of at least 1% as a contribution to the 401(k) Plan, up to the statutorily prescribed annual limit for tax-deferred contributions ($15,500 for employees under age 50 and an additional $5,000 for employees 50 and above in 2008). In 2008, the Company adopted the Roth contribution for employee elections. The 401(k) Plan permits employer matching of up to 4% of a participant’s salary up to the statutory limits. In 2008, we elected a safe harbor contribution at 4% of annual compensation. All of our safe harbor contributions are immediately vested.

Other Compensation.  All of our Named Executive Officers have standard benefits that are offered to all full-time, exempt employees. These standard benefits include health, dental and life insurance, and short and long term disability. We intend to continue to maintain the current benefits and perquisites for our Named

Executive Officers; however, our compensation committee, in its discretion, may in the future revise, amend, or add to the benefits and perquisites of any Named Executive Officer if it deems it advisable.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to our executive officers. This limitation on deductibility does not apply to certain compensation, including “performance based” compensation under a plan approved by our stockholders. It is expected that equity grants under our 2007 Equity Incentive Plan will qualify for the “performance-based” exceptions from the Section 162(m) limitations. Our policy is generally to preserve the federal income tax deductibility of compensation and to qualify eligible compensation for the performance-based exception in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. We may, however, approve compensation that may not be deductible if we determine that the compensation is in our best interests as well as the best interests of our stockholders.

Summary Compensation Table

The following table sets forth information regarding compensation earned in or with respect to fiscal 2007 and 2008 by:

•	The person who served as our Chief Executive Officer during fiscal 2008;

•	The person who served as our Principal Financial Officer during fiscal 2008;

•	Our three executive officers (other than individuals serving as our Chief Executive Officer or our Principal Financial Officer) who were serving as executive officers at the end of the last completed fiscal year; and

We refer to these officers collectively as our Named Executive Officers.

				Stock	Option	All Other
		Salary	Bonus	Award(s)	Award(s)	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)(2)	($)(3)	($)

Phillip Frost, M.D.(1)	2008	325,000	—	—	809,899	9,200	1,144,099
Chief Executive Officer	2007	208,332	—	—	503,517	133,333	845,182
Jane H. Hsiao, Ph.D.(1)	2008	300,000	—	—	536,449	9,200	845,649
Chief Technical Officer	2007	192,307	—	—	327,286	7,692	527,286
Steven D. Rubin(1)	2008	300,000	—	—	414,054	9,200	723,254
Executive Vice President-Administration	2007	192,307	—	—	251,758	7,692	451,278
Rao Uppaluri, Ph.D.(1)	2008	275,000	—	—	333,974	9,200	618,174
Senior Vice President and Chief Financial Officer	2007	176,284	—	—	201,407	7,051	384,743
Naveed K. Shams(1)	2008	259,135	—	—	71,430	25,830	356,395
Senior Vice President — Research and Development and Chief Medical Officer	2007	—	—	—	—	—	—

(1)	Dr. Frost became our Chief Executive Officer on March 27, 2007. Dr. Hsiao was appointed as Chief Technical Officer in May 2007. Mr. Rubin and Dr. Uppaluri were appointed as Executive Vice President, Administration and Senior Vice President, Chief Financial Officer, respectively, in May 2007. Dr. Shams joined the Company on January 14, 2008. None of our current executive officers received any compensation from the Company prior to 2007.

(2)	Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123R, or SFAS No. 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions made in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2008.

(3)	Includes (i) $125,000 for a Hart-Scott-Rodino Antitrust Improvements Act filing fee paid on behalf of Dr. Frost in June 2007; (ii) contributions made by the Company under its 401(k) Plan during fiscal 2007 in the amount of $8,333 on behalf of Dr. Frost, $7,692 on behalf of each of Dr. Hsiao and Mr. Rubin and $7,051 on behalf of Dr. Uppaluri; (iii) contributions made by the Company under its 401(k) Plan during fiscal 2008 in the amount of $9,200 for each of Drs. Frost, Hsiao, Shams, and Uppaluri, and Mr. Rubin; and (iv) temporary housing costs (including tax gross ups) for Dr. Shams in connection with his joining the Company in 2008.

Grants of Plan-Based Awards in 2008

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers and certain other persons during the year ended December 31, 2008. The exercise price per share of each option granted to our Named Executive Officers during 2008 was equal to the fair market value of our common stock, as determined by our compensation committee on the date of the grant.

				Grant Date
		Number of Securities	Exercise Price	Fair Value of
Name	Grant Date	Underlying Options	per Share ($)	Option Awards ($)

Phillip Frost, M.D.(1)	4/28/08	300,000	1.65	291,330
Jane H. Hsiao, Ph.D.(1)	4/28/08	250,000	1.65	242,775
Steven D Rubin(1)	4/28/08	200,000	1.65	194,220
Rao Uppaluri, Ph.D.(1)	4/28/08	175,000	1.65	169,943
Naveed K. Shams, M.D.(2)	1/14/08	150,000	3.24	285,720

(1)	Options vest in four equal annual tranches beginning April 28, 2009 and will expire on April 27, 2015.

(2)	Options vest in four equal annual tranches beginning January 14, 2009 and will expire on January 13, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information as of December 31, 2008 with respect to equity awards outstanding at December 31, 2008.

	Option Awards						Stock Awards
	Number of		Number of				Number of	Market Value
	Securities		Securities				Shares	of Shares or
	Underlying		Underlying				or Units of	Units of
	Unexercised		Unexercised		Option	Option	Stock That	Stock That
	Options (#)		Options (#)		Exercise	Expiration	Have Not	Have Not
Name	Exercisable		Unexercisable		Price ($)	Date	Vested (#)	Vested ($)

Phillip Frost, M.D.	250,000	(1)	750,000	(1)	4.88	5/2/14	—	—
	—		300,000	(2)	1.65	4/27/15
Jane H. Hsiao, Ph.D.	162,500	(1)	487,500	(1)	4.88	5/2/14	—	—
	—		250,000	(2)	1.65	4/27/15
Steven D. Rubin	125,000	(1)	375,000	(1)	4.88	5/2/14	—	—
	—		200,000	(2)	1.65	4/27/15
Rao Uppaluri, Ph.D.	100,000	(1)	300,000	(1)	4.88	5/2/14	—	—
	—		175,000	(2)	1.65	4/27/15
Naveed K. Shams, M.D.	—		150,000	(3)	3.24	1/13/15

(1)	Options were issued on May 3, 2007 and vest in four equal annual tranches beginning on May 3, 2008.

(2)	Options were issued on April 28, 2008 and vest in four equal annual tranches beginning on April 28, 2009.

(3)	Options were issued on January 14, 2008 and vest in four equal annual tranches beginning on January 14, 2009.

Employment Agreements and Change in Control Arrangements

None of our current executive officers are entitled to individual severance or change of control benefits; provided however, that the OPKO Health, Inc. 2007 Equity Incentive Plan provides for certain accelerated vesting upon change in control events.

Director Compensation

The following table sets forth information with respect to compensation of non-employee directors of the Company during fiscal year 2008.

					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Award	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)(2)	($)	($)	($)	($)

Robert Baron	15,000	—	47,769	—	—	—	62,769
David A, Eichler(3)	3,750	—	—	—	—	—	3,750
Michael Reich(4)	10,000	—	195,110	—	—	—	205,110
Richard Lerner, M.D.	15,000	—	39,839	—	—	—	54,839
Pascal Goldschmidt, M.D.	10,000	—	69,327	—	—	—	79,327
Richard C. Pfenniger, Jr.	15,000	—	68,556	—	—	—	83,556
Thomas E. Beier	10,000	—	68,556	—	—	—	78,556
John Paganelli	10,000	—	47,769	—	—	—	57,769

(1)	Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123R, or SFAS No. 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions made in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2008.

(2)	Effective as of September 19, 2007, (i) each non-employee director is entitled to receive: (a) an annual retainer of $10,000, payable in quarterly installments; and (b) options to acquire 40,000 shares of the Company’s common stock upon initial appointment to the Board and options to acquire 20,000 shares each year thereafter; and (ii) the chairman of each committee of the Board shall receive $5,000 annually, payable in quarterly installments

(3)	On January 18, 2008, David Eichler resigned as a member of the Board of Directors. Amount was paid in 2008 for services to the Company in 2007.

(4)	On January 27, 2009, Michael Reich resigned as a member of the Board of Directors.

AUTHORIZATION OR ISSUANCE OF SECURITIES OTHERWISE THAN FOR EXCHANGE

As of February 13, 2009, our Audit Committee and certain stockholders holding a majority of our outstanding capital stock entitled to vote, approved the issuance (the “Issuance”) to one or more members of The Frost Group, LLC, a private investment group controlled by Phillip Frost, M.D., our Chairman and CEO (the “Frost Group”), of twenty million shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, in exchange for $20 million in cash to the Company (the “Investment”). The Shares will be issued at a price of $1.00 per share, which represents a discount of approximately twenty percent (20%) to the average trading price of our common stock on the NYSE Alternext U.S. Exchange for the five trading days immediately preceding the date as of which the Audit Committee and stockholders approved the transaction.

The principal member of the Frost Group is Frost Gamma Investments Trust, of which Dr. Phillip Frost, M.D., is the sole trustee. Additionally, the Frost Group includes in its membership Dr. Jane Hsiao, our Vice Chairman and Chief Technical Officer, Dr. Rao Uppaluri, our Chief Financial Officer, and Mr. Steven D. Rubin, our Executive Vice President-Administration and director. FGIT has agreed to purchase all of the Shares to be issued in the Investment. Immediately following issuance of the Shares, FGIT will beneficially own an aggregate of approximately 52.2% of our issued and outstanding common stock. As a result, the Company may be deemed to be a “controlled company” under the NYSE Alternext Company Guide and, therefore, would not be subject to NYSE Alternext’s rules otherwise requiring companies listed thereon to have a Board of Directors consisting of at least a majority of “independent directors,” governing the determination of executive compensation and governing the nomination of directors. The Company intends, however, to continue to comply with NYSE Alternext’s minimum independent director rules, executive compensation determination rules, and director nomination rules.

The Shares will be issued in a transaction not involving any public offering and will therefore be “restricted securities” as defined by Rule 144 promulgated under the Securities Act of 1933, as amended. Additionally, the Shares will be subject to a two-year lockup, during which time the Shares may not be sold, subject to certain exceptions. The proceeds from the Investment will be used to fund research and development efforts, including the ongoing clinical trials for our products, to fund potential acquisitions, and for general working capital. The Issuance of the Shares will not affect the rights of our existing security holders.

Pursuant to the authority granted to it by our Board of Directors on December 10, 2008, our Audit Committee of the Board of Directors reviewed the proposed Investment. Our Audit Committee discussed and considered, among other things, our current liquidity, capital resources and cash needs, market discounts in arms-length private-investment-in-public-entity (PIPE) transactions, the volatility in our stock price, the ongoing turmoil in the equity and credit markets and current market conditions which made several types of financing transactions unattractive or altogether unavailable to the Company, and timing and expense considerations associated with various alternative financing strategies. Upon consideration of the foregoing, the Audit Committee approved the Issuance in exchange for the substantial investment in our Company by one or more members of the Frost Group. This capital inflow will provide additional financial resources to support our ongoing efforts to bring our ophthalmic drugs and instrumentation products to the market. The Issuance is solely a reasonable means of obtaining financing and is not compensatory. Notwithstanding the foregoing, the NYSE Alternext U.S. Exchange interprets any issuance of shares below market to be compensatory under Section 711 of the Company Guide and requires stockholder approval of such issuances. Accordingly, we have obtained stockholder approval of the Issuance and we are delivering this Information Statement to stockholders.

Subject to the prior rights of the holders of any shares of preferred stock currently outstanding or which may be issued in the future, the holders of the common stock are entitled to receive dividends from our funds legally available therefor when, as and if declared by our board of directors, and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon the liquidation, dissolution or winding-up of our affairs subject to the liquidation preference, if any, of any then outstanding shares of preferred stock. Holders of our common stock do not have any preemptive, subscription, redemption or conversion rights. Holders of our common stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of our common stock do not have cumulative voting rights, which means that the holders of a plurality of the outstanding shares can elect all of our directors. All of the shares of our common stock currently issued and outstanding are fully-paid and nonassessable. No dividends have been paid to holders of our common stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.